Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES FIRST QUARTER 2008

RESULTS

Philadelphia, PA – May 15, 2008 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the first quarter ended March 31, 2008. Highlights include:

•	Credit Agreement EBITDA, excluding restructuring charges, was $10.6 million as compared to $12.9 million in the first quarter of 2007;

•	Custom unit volume increased 20.2 percent in the first quarter of 2008 compared to the first quarter of 2007 and represented 27 percent of consolidated net sales in the first quarter of 2008; and

•	At March 31, 2008, the total of cash and borrowing availability under the Company’s Credit Agreement was $69.2 million.

“Due to macroeconomic conditions, especially high gasoline prices, our customers have experienced weak demand in the convenience store and gas station distribution channels which is where a high percentage of PET soft drink packaging is sold. This negatively impacted our soft drink sales in the quarter; however, this weakness was only slightly worse than what we expected based on recent declines in the soft drinks market. Custom unit volume was up 20.2 percent compared to the first quarter of last year and we are continuing to see preference for our technologies as we engage in development projects with new and existing customers,” said Michael Hoffman, President and CEO of Constar.

First Quarter Results:

Consolidated net sales were $213.4 million in the first quarter of 2008 compared to $212.7 million in the first quarter of 2007.

In the U.S., net sales were $169.7 million in the first quarter of 2008 compared to $165.2 million in the first quarter of 2007. The increase in U.S. net sales was principally driven by the pass-through of resin costs to customers, along with an increase in price, offset by a decrease in unit volume. Total U.S. unit volume decreased 4.3 percent over the first quarter of 2007. Custom unit volume increased 20.2 percent, while conventional unit volume declined 10.1 percent compared to the first quarter of 2007.

In Europe, net sales were $43.7 million in the first quarter of 2008 compared to $47.5 million in the first quarter of 2007. The decrease in European net sales in the first quarter of 2008 was primarily due to lower unit volume, offset by the pass-through of resin costs to customers and a positive impact of foreign currency translations. Total European unit volume decreased by 6.5 percent compared to the first quarter of 2007.

Gross profit, excluding depreciation expense, decreased $1.0 million, or 5.1 percent, in the first quarter of 2008 compared to the first quarter of 2007. Gross profit, excluding depreciation expense, as a percentage of net sales decreased to 9.0 percent in the first quarter of 2008 from 9.5 percent in the first quarter of 2007. The decrease was the result of lower unit volumes, offset in part by increases in price.

Selling and administrative and research and technology expenses of $8.8 million in the first quarter of 2008 increased by $0.1 million from the first quarter of 2007.

Operating income was $3.1 million in the first quarter of 2008 compared to $3.6 million in the first quarter of 2007. This decrease in operating income primarily relates to the lower unit volume described above.

Interest expense decreased $0.2 million to $9.9 million in the first quarter of 2008 from $10.1 million in the first quarter of 2007 as a result of lower effective interest rates and lower average borrowings.

Other expense was $0.6 million in the first quarter of 2008 compared to other income of $0.4 million in the first quarter of 2007. The expense in the first quarter of 2008 primarily resulted from the negative impact of foreign currency on the translation of intra-company balances, offset by net royalty income of $0.2 million.

Net loss in the first quarter of 2008 was $7.5 million, or $0.61 loss per basic and diluted share, compared to a net loss in the first quarter of 2007 of $6.1 million, or $0.50 loss per basic and diluted share.

Free cash flow was positive $0.7 million in the first quarter of 2008 compared to negative free cash flow of $15.5 million in the first quarter of 2007. This improvement in free cash flow was driven by cash flow from operating activities, principally working capital improvements, including the timing of disbursements, and lower capital spending.

Credit Agreement EBITDA excluding restructuring charges in the first quarter of 2008 decreased by $2.2 million, or 17.4 percent, to $10.6 million from $12.9 million in the first quarter of 2007.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company's Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the first quarter of 2008, these adjustments would have amounted to $0.9 million. In the first quarter of 2007, the adjustments would have amounted to $1.0 million. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis, but excluding restructuring charges.

Credit Agreement EBITDA excluding restructuring charges is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA excluding restructuring charges is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA excluding restructuring charges to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Free cash flow is derived from the Company’s consolidated statement of cash flows and is defined as net cash provided by operating activities less net cash used in investing activities. Free cash flow is not a GAAP-defined measure and may not be comparable to free cash flow as defined by other companies. The Company uses free cash flow to evaluate performance and the Company’s ability to incur and service debt. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the separate line items for net cash provided by operating activities and net cash used in investing activities in the attached unaudited consolidated statements of cash flow.

Conference Call, Web Cast Information

The Company will hold a conference call on Thursday, May 15, 2008 at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (877) 440-5784 (domestic callers) or (719) 325-4936 (international callers). Please dial in at approximately ten minutes prior to the scheduled start time in order to give the operators time to connect you. The conference call will also be broadcast live over the internet and can be accessed via the Company's website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the conference call will be available from 1:00 p.m. ET that day through midnight ET, Thursday, May 22, 2008 and can be accessed by calling (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering pass code 1560548. The replay will also be accessible via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers, the outcome of the Company’s negotiation to renew its contract with its largest customer, the impact of self-manufacturing on the Company’s business, the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business, and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world's leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except par value)

	Three months ended March 31,
	2008	2007
Net customer sales	$212,261	$211,615
Net affiliate sales	1,117	1,066

Net sales	213,378	212,681
Cost of products sold, excluding depreciation	194,208	192,483
Depreciation	7,196	7,580

Gross profit	11,974	12,618

Selling and administrative expenses	6,761	6,878
Research and technology expenses	2,046	1,845
Provision for restructuring	81	303

Total operating expenses	8,888	9,026

Operating income	3,086	3,592
Interest expense	(9,876)	(10,117)
Other (expense)/income, net	(569)	368

Loss from continuing operations before income taxes	(7,359)	(6,157)
Provision for income taxes	(84)	(6)

Loss from continuing operations	(7,443)	(6,163)
(Loss)/Income from discontinued operations, net of taxes	(87)	47

Net loss	$(7,530)	$(6,116)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.61)	$(0.50)
Discontinued operations	—	—

Net loss per share	$(0.61)	$(0.50)

Weighted average common shares outstanding:
Basic and Diluted	12,377	12,294

	Three months ended March 31,
	2008	2007
Reconciliation of net loss to Credit Agreement EBITDA:
Net loss	$(7,530)	$(6,116)
Add back:
Interest expense	9,876	10,117
Taxes	84	6
Depreciation	7,196	7,581

EBITDA	9,626	11,588

Restructuring Charges	81	303

EBITDA, excluding restructuring charges	9,707	11,891

Other adjustments under Credit Agreement (1)	919	971

Credit Agreement EBITDA	$10,626	$12,862

Note 1: Other adjustments includes, among other things, changes in allowances for doubtful accounts, inventory reserves and foreign currency gains and losses.

	Three months ended March 31,
	2008	2007
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$11,974	$12,618
Add back: Depreciation	7,196	7,580

Gross profit, excluding depreciation expense	$19,170	$20,198

Percentage of net sales	9.0%	9.5%

CONSTAR INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEET COMPARISON

(in thousands, except par value)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$4,727	$4,254
Accounts receivable, net	67,792	61,212
Accounts receivable - related party	619	483
Inventories, net	82,364	73,213
Prepaid expenses and other current assets	20,367	19,205
Deferred income taxes	1,630	2,045
Current assets of discontinued operations	449	527

Total current assets	177,948	160,939

Property, plant and equipment, net	147,559	147,061
Goodwill	148,813	148,813
Other assets	14,141	15,476
Non-current assets of discontinued operations	—	—

Total assets	$488,461	$472,289

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$58	$438
Accounts payable (includes book overdrafts of $19,828 and $12,695 at March 31, 2008 and December 31, 2007, respectively)	106,125	83,856
Accounts payable - related party	594	1,000
Accrued expenses and other current liabilities	37,987	36,607
Current liabilities of discontinued operations	215	395

Total current liabilities	144,979	122,296

Long-term debt	393,798	393,733
Pension and postretirement liabilities	10,071	11,368
Deferred income taxes	1,630	2,045
Other liabilities	18,286	14,411
Non-current liabilities of discontinued operations	837	743

Total liabilities	569,601	544,596

Commitments and contingent liabilities (Note 10)
Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $.01 par value - 13,270 shares and 13,008 shares issued, 12,959 shares and 12,717 shares outstanding at March 31, 2008 and December 31, 2007, respectively	125	125
Additional paid-in capital	276,788	276,546
Accumulated other comprehensive loss	(20,123)	(18,620)
Treasury stock, at cost - 311 and 291 shares at March 31, 2008 and December 31, 2007, respectively	(987)	(945)
Accumulated deficit	(336,943)	(329,413)

Total stockholders’ deficit	(81,140)	(72,307)

Total liabilities and stockholders’ deficit	$488,461	$472,289

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands, except par value)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(7,530)	$(6,116)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,803	8,187
Restructuring and other exit activities	—	(163)
Bad debt expense	156	—
Stock-based compensation	194	418
Reclassification (gain) loss of foreign currency translation adjustments	—	(142)
Gain on disposal of assets	—	(80)
Minority interest	—	(83)
Changes in operating assets and liabilities:
Accounts receivable	(6,489)	(2,000)
Inventories	(8,819)	(4,961)
Prepaid expenses and other current assets	(260)	3,770
Accounts payable	14,287	(11,006)
Accrued expenses and other current liabilities	2,136	4,907
Change in outstanding overdrafts	7,133	561
Pension and postretirement benefits	(518)	(221)

Net cash provided by (used in) operating activities	8,093	(6,929)

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,362)	(8,649)
Proceeds from the sale of property, plant and equipment	—	80

Net cash used in investing activities	(7,362)	(8,569)

Cash flows from financing activities:
Proceeds from Revolver loan	169,608	193,427
Repayment of Revolver loan	(169,988)	(191,207)
Costs associated with debt financing	—	(248)

Net cash provided by (used in) financing activities	(380)	1,972

Effect of exchange rate changes on cash and cash equivalents	122	22

Net increase (decrease) in cash and cash equivalents	473	(13,504)
Cash and cash equivalents at beginning of period	4,254	19,370

Cash and cash equivalents at end of period	$4,727	$5,866

	Three months ended March 31,
	2007	2006
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$8,093	$(6,929)
Net cash used in investing activites	(7,362)	(8,569)

Free cash flow	$731	$(15,498)